Exhibit 10.1

Thirteenth Amendment to the

2002 Restatement of Aon Savings Plan

WHEREAS, the Aon Savings Plan (the “Plan”) is currently set out in the 2002 Restatement of the Aon Savings Plan, which was generally effective as of January 1, 2002, as amended from time to time thereafter (the “Restatement”).

WHEREAS, Section 17.01 of the Plan allows the Board of Directors of Aon Corporation to amend the Plan, and the Board has delegated to the undersigned officers of Aon Corporation the authority to make certain amendments to the Plan.

WHEREAS, the undersigned officers desire to amend the Plan as set forth herein.

NOW, THEREFORE, the Plan, as set out in the Restatement and as amended from time to time, is further amended as follows, effective as of April 1, 2009, unless otherwise specified below:

1.             A new Section 26.09 is hereby added to the Plan as follows:

“Section 26.09       Benfield Retirement Plan

Effective April 1, 2009 (the “Merger Date”), the vast majority of assets and liabilities of the Benfield Retirement Plan (the “Benfield Plan”) will be transferred to this Plan. Effective as soon thereafter as administratively feasible, the liquidation proceeds under the Reserve Primary Fund in the Self-Managed Brokerage Accounts of the Benfield Plan will be transferred to this Plan and invested in accordance with the participants’ investment elections directing employee contributions then in effect. In general, the rules and provisions of this Plan will apply to the transferred accounts; however, the following special provisions apply effective January 1, 2009, or such later date determined by the Committee, to an Employee who was employed by Benfield Holdings, Inc. or its subsidiaries or affiliates (“Benfield”) on November 28, 2008 (“Legacy Benfield Employee”), the date of the amalgamation (“Amalgamation Date”) involving Aon Corporation, Aon Benfield (Bermuda) Ltd., and Benfield Group Limited:

(a)                                                                                  Participation.  A Legacy Benfield Employee will become a participant in this Plan on January 1, 2009 and be enrolled with the same savings elections as in effect under the Benfield Plan as of December 31, 2008. Otherwise, a Legacy Benfield Employee will become a participant in this Plan upon satisfaction of the requirements of Section 2.  Notwithstanding the foregoing, any Legacy Benfield Employee who is not a participant in the Benfield Plan on December 31, 2008 will be subject to this Plan’s automatic enrollment in accordance with Section 2.03 of this Plan effective upon the mailing of the Eligible Automatic Contribution Arrangement notice via First Class U.S. Mail on January 14, 2009.  The Legacy Benfield Employee will have a 30-day window to opt out of this Plan or change his or her savings election.

(b)                                                                                 Credit for service for eligibility. For purposes of satisfying Section 2 (relating to service requirements for eligibility), a Legacy Benfield Employee will receive credit for periods of Service with Benfield prior to the Amalgamation Date.  In addition, with respect to any individual who terminated employment with Benfield before the Amalgamation Date, but is employed by the Company before incurring five consecutive One-Year Breaks-In-Service, Service for Benfield will be considered Service for the Company.

(c)                                                                                  Vesting.  Pursuant to the Benfield Plan, the account of each Legacy Benfield Employee became 100% vested on the Amalgamation Date. Notwithstanding the foregoing, Legacy Benfield Employees will be subject to the vesting provisions of this Plan for Employer Contributions made pursuant to Section 3 hereof.  For purposes of satisfying Section 5.02 of this Plan (relating to Service requirements for vesting), service for Benfield will be considered Service for the Company.  In addition, with respect to any individual who is a Legacy Benfield Employee who terminated employment with Benfield before the Amalgamation Date, but is employed by the Company before incurring five consecutive One-Year Breaks-In-Service, service for Benfield will be considered Service for the Company.  In the case of an individual who terminated employment with Benfield prior to the Amalgamation Date and subsequently incurred five consecutive One-Year Breaks-In-Service, Service after such Breaks-In-Service will not be taken into account for the purpose of determining such Participant’s non-forfeitable interest in such Participant’s Accounts.  Finally, for purposes of determining the Years of Participation under Section 13.01 for the Legacy Benfield Employees or any other Benfield Plan participant with a Transferred Balance, the rules regarding the calculation of Years of Service under the Benfield Plan will be used.

(d)                                                                                 Valuation of Transferred Balance.  The balance as of the market close on March 31, 2009 in the account of the Benfield Plan for each Participant who was a participant in such plan on such date will constitute the transferred balance to the account under this Plan of such Participant as of April 1, 2009.

(e)                                                                                  Separate Accounting.  Gains, losses, withdrawals, contributions, forfeitures and other credits or charges attributable to benefits accrued by Participants under the terms of the Benfield Plan as of March 31, 2009 will be accounted for separately.  The provisions covering the accounts of the Aon Savings Plan will apply after March 31, 2009 except to the extent that prior plan provisions must be maintained due to requirements of ERISA Section 411(d)(6).

(f)                                                                                    Investment Election.  If a Legacy Benfield Employee does not make an investment election under this Plan prior to the normal close of the New

York Stock Exchange on March 31, 2009, his or her transferred balance from the Benfield Plan will be invested in accordance with this Plan’s default investment procedures. The investment election, default or affirmative, shall be the same as that which directs employee contributions, whether or not the participant is currently eligible to make such contributions.

(g)                                                                                 Beneficiary Designations.  If a Legacy Benfield Employee became a Participant in this Plan on January 1, 2009, executed a new beneficiary designation under the Plan on or before April 1, 2009, and had executed a prior beneficiary designation which was effective under the Benfield Plan, the prior beneficiary designation became invalid effective April 1, 2009. If a Participant in the Benfield Retirement Plan executed a prior Beneficiary designation which was effective under the Benfield Plan and does not execute a new beneficiary designation after March 31, 2009, the prior beneficiary designation remains valid until a new designation is executed.  If no beneficiary designation has been submitted by a Legacy Benfield Employee, the default designation will be governed by the provisions of this Plan.

(h)                                                                                 Self-Managed “Brokerage” Account.  If a Legacy Benfield Employee had maintained a Self-Managed Account (“SMA”), a brokerage window, under the Benfield Plan, such account shall be transferred to the Self-Directed Investment Account (“SDIA) described in Section 7.07 of this Plan, “in-kind”, upon direction by the participant prior to the transfer of the investments. If the participant does not provide affirmative direction, the investments in the SMA shall be liquidated at prevailing market prices as soon as administratively feasible by the Trustee and transferred to the Plan’s Investment Funds in accordance with the participant’s investment elections or in accordance with this Plan’s default investment procedures in the absence of an affirmative election. The investment election shall be the same as that which directs employee contributions.”

2.             The remaining provisions of the Plan are unchanged.

IN WITNESS WHEREOF, Aon Corporation has adopted this Thirteenth Amendment to the 2002 Restatement of the Aon Savings Plan, effective as of April 1, 2009.

Aon Corporation

By:	/s/ Jeremy G.O. Farmer
Jeremy G.O. Farmer
Senior Vice President, Head of Human Resources

By:	/s/ Christa Davies
Christa Davies
Executive Vice President and Chief Financial Officer